Exhibit 99.1

www.hearstargyle.com

NEWS

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007

NEW YORK, N.Y., February 22, 2008 — Hearst-Argyle Television, Inc. (NYSE: HTV) today announced fourth quarter 2007 earnings per diluted share of $0.35 compared to $0.46 and $0.11 in fourth quarter 2006 and 2005, respectively.  For the full year, the Company recorded earnings per diluted share of $0.69 compared to $1.06 and $1.08 in 2006 and 2005, respectively.

Results for the Quarter Ended December 31, 2007

For the quarter ended December 31, 2007, total revenue of $216.6 million was down approximately 8% compared to the quarter ended December 31, 2006, and up approximately 13% compared to the quarter ended December 31, 2005.  Revenues in the quarter, as compared to the same period last year only, primarily reflect:

•                  a $30.9 million decrease in net political revenue to $18.7 million, offset by

•                  a $10.8 million or 7% increase in net ad sales, excluding political advertising, driven by double digit gains in packaged goods, pharmaceuticals, attractions and telecommunications, plus low to mid single-digit gains in restaurants, financials, and retail to overcome a 1% decrease in auto;

•                  a 25% increase in net digital media revenue to $6.6 million; and

•                  a 20% increase in retransmission consent revenue to $5.5 million.

Results for the Year Ended December 31, 2007

For the full year ended December 31, 2007, total revenue of $755.7 million was down approximately 4% compared to the year ended December 31, 2006, and up approximately 7% compared to the year ended December 31, 2005.  Revenues for the year, as compared to the prior year only, primarily reflect:

•                  a $56.0 million decrease in net political advertising to $32.1 million, offset by

•                  a $15.6 million or 3% increase in net ad sales, excluding political, driven by double-digital increases in packaged goods; pharmaceuticals; and telecommunications plus low to mid single-digit gains in attractions and retail to overcome a 9% decrease in auto;

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•                  a 35% increase in net digital media revenue to $20.9 million; and

•                  a 21% increase in retransmission consent revenue to $21.6 million.

David Barrett, President and Chief Executive Officer, commented as follows: “2007 was certainly a challenging year.  It is hard to recall a period when so many attention-grabbing factors came into play and directly impacted our business — from the housing and automotive slumps, to credit and capital market volatility at the macro level,  to network ratings challenges, a writers strike, and continuing technology-driven media consumption behaviors that impact our industry.  Still, our stations competed very effectively for audience share, revenues and profitability in their respective markets, while at the same time looking forward to capturing new opportunities that leverage our local brands, loyal audiences, and strong advertiser relationships.

“While our results were within the guidance originally provided on February 23, 2007, and last updated on November 8, 2007, we struggled to overcome some of the unforeseen economic challenges associated with the housing slump, particularly in our California and Florida markets and, to a lesser extent, certain East Coast markets.  The directly related effects on our auto, financial services, and furniture & housewares advertising categories in those markets were significant.  This was further aggravated by disappointing ratings performance during NBC network prime time in those markets.

“Notwithstanding, 2007 was also a year of great accomplishment:

•                  Six of our small and middle-market stations achieved record revenue performance for the year;

•                  Our stations once again distinguished themselves with multi-platform political reporting, meeting their commitment to providing the highest caliber of local news coverage;

•                  During the months leading up to the New Hampshire primary and the Iowa caucuses, WMUR, Manchester, and KCCI, Des Moines, set a national standard for local political coverage with day-by-day reportage, co-hosting nationally televised debates featuring innovative on-line, real-time response polling and a unique association with Facebook;

•                  Both WMUR and KCCI achieved record political revenues for the New Hampshire primary and Iowa caucuses, respectively;

•                  Throughout 2007, Hearst-Argyle stations generally ranked #1 or #2 in local news;

•                  Capping a year of leadership in primetime audience delivery in key audience demographics, Hearst-Argyle stations in the November sweeps were five of the top 10 ABC stations, including #1 and #2,  in the top 50 TV markets (adults 25-54); WKCF was the #1 CW affiliate in primetime audience nationwide (adults 18-34);

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•                  Seventeen of eighteen network affiliates in the top 50 markets ‘overindexed’ their respective networks’ average primetime ratings (adults 25-54 for ABC, NBC and CBS; adults 18-49 for CW and MNT);

•                  We were first to launch local high-definition (HD) programming in Sacramento, Boston and Kansas City, also initiating local HD news in Orlando.  In 2008 we will launch local HD in additional markets.

“As we look ahead into 2008, we are excited about our growth prospects given the dynamic political season ahead of us, the upcoming Olympics, our local ratings performance momentum and the very encouraging progress of our digital initiatives.  Our view is tempered with a cautious eye on the continuing uncertainty of recent economic trends.”

Update on Strategic Initiatives

“We continue to significantly grow our audience on multiple digital platforms creating new revenue opportunities,” Barrett said.  “We now have 16 digital multicast channels providing in-depth local weather information; 30 YouTube ‘Channels’ drawing more than 20 million video views in 2007; and 12 mobile-enabled Websites.  Our strategic relationship with Internet Broadcasting has accelerated, with new leadership and an exciting alliance with CNN.com, helping to grow 2007 traffic to Hearst-Argyle Websites to nearly 15 million average monthly unique visitors and a total of more than 1.7 billion pageviews.”

The following tables detail fourth quarter and 2007 traffic to the Company’s Websites.

	3 Months	3 Months	Volume	Percentage
HTV Digital*	12/31/2007	12/31/2006	Increase	Increase
Average Monthly Unique Visitors	20,689,336	8,339,883	12,349,454	148.1%
Quarterly Visits	120,729,194	65,659,378	55,069,816	83.9%
Quarterly Page views	481,762,467	327,048,641	154,713,826	47.3%
Quarterly Video Streams	15,763,470	9,935,451	5,828,019	58.7%

* Source : WebTrends

	12 Months	12 Months	Volume	Percentage
HTV Digital*	12/31/2007	12/31/2006	Increase	Increase
Average Monthly Unique Visitors	14,584,906	8,387,992	6,196,914	73.9%
Yearly Visits	390,899,916	264,293,082	126,606,834	47.9%
Yearly Page views	1,724,059,302	1,282,328,492	441,730,810	34.4%
Yearly Video Streams	56,373,310	38,477,701	17,895,609	46.5%

* Source : WebTrends

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Liquidity and Capital Resources

“Our investment-grade balance sheet continues to provide substantial financial flexibility,” said Harry Hawks, Executive Vice President and Chief Financial Officer.  “As a result, in 2007 we were able to:

•                  Return capital to investors in the form of:

•                  $26.2 million of dividends paid to holders of common stock;

•                  $ 9.8 million of dividends paid to the holders of convertible preferred securities;

•                  $ 5.3 million to repurchase 270,000 shares (for a total to date of approximately 4.7 million shares repurchased at a cost of $116.1 million);

•                  Reduce total debt by $74.1 million;

•                  Invest $55.8 million in the Company through capital expenditures, including HD production, IT infrastructure and digital media initiatives; and

•                  Invest an additional $3.6 million in our strategic ventures.”

2008 Outlook

“We anticipate that 2008 will be a growth year in respect to total revenues, EBITDA, Operating Income and Net Income compared to 2007, driven by expected strong political spending and third-quarter Olympics revenue,” Hawks said.  “As is typical in even-numbered years, higher demand for commercial inventory usually results in improved rate realization and higher sellout levels, and this dynamic should be a positive factor in 2008.  We are concerned that current economic instability, with recession and inflation threats, and a weaker jobs climate, could somewhat temper growth until such time as our economy does stabilize.  Given these factors — both positive and negative — and the difficult challenges of forecasting revenues with meaningful accuracy, we will not be providing annual or quarterly revenue guidance for 2008 at this time.  However, we are providing a comprehensive Expense and Expenditure Outlook for the year, which we believe to be helpful insight to our Company operations.”

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Expense and Expenditure Outlook

	Actual	Outlook
($’s in millions)	2007	2008

Salaries, Benefits and Other Operating Expenses (SB&O)
SB&O, excluding digital media and stock-based compensation expenses	$391.8	$403.0
Digital media expense	14.2	23.0
Stock-based compensation expense	4.0	4.0
Total Salaries, Benefits and Other Operating Expenses	$410.0	$430.0

Amortization of Program Rights	75.9	75.0

Program Payments	73.6	74.0

Depreciation & Amortization	55.3	55.0

Corporate G&A
Corporate G&A, excluding stock-based compensation expense	30.3	34.0
Stock-based compensation expense	4.2	4.0
Tender Offer expenses	3.9	0.0
Total Corporate G&A	$38.4	$38.0

Interest Expense, net	61.0	50.0

Interest Expense, net - Capital Trust	9.8	9.8

Equity in (Income) loss of Affiliates, net of tax	$2.6	$2.0

Effective Tax Rate	36.2%	39.0%

Capital Expenditures	$55.8	$44.0

Salaries, Benefits and Other Operating Expense: For fourth quarter 2007, SB&O expense increased only $1.3 million or 1% to $104.9 million due mainly to a modest increase in payroll costs. For the full year, SB&O expense increased $12.4 million or 3% to $410.0 million due mainly to higher payroll costs, a portion of which supports our growing digital media initiatives. To a lesser extent the change is attributable to eight additional months in 2007 of WKCF-TV, the CW affiliate serving Orlando. For the full year 2008, we expect full year SB&O expense to increase 5% to $430.4 million mainly reflecting continued investment in digital media.

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Amortization of Program Rights: For fourth quarter 2007, amortization of program rights decreased $1.0 million or 5% to $18.6 million due to the expiration of certain program contracts. For the full year, amortization of program rights increased $7.3 million or 11% to $75.9 million due mainly to the acquisition of WKCF-TV. For the full year 2008, we expect full year amortization of program rights expense to be $75.0 million, down 1%.

Program Payments: For the fourth quarter 2007, program payments decreased $0.5 million to $18.5 million. For the full year, program payments increased $5.7 million or 8% to $73.6 million reflecting eight additional months of WKCF-TV in 2007. For the full year 2008, we expect full year program payments to be $74.0 million, substantially unchanged from 2007, reflecting normal contractual increases for first-run syndicated programming offset by lower WKCF program payments.

Depreciation and amortization: For the fourth quarter, depreciation and amortization expense declined $0.3 million or 2% to $12.8 million. For the full year, depreciation and amortization declined $3.9 million to $55.3 million due mainly to the depreciation in full in 2006 of certain fixed assets, including corporate office leasehold improvements. For the full year 2008, depreciation and amortization is expected to be $55.0 million, substantially unchanged.

Corporate, general and administrative expense: For the fourth quarter, corporate, general and administrative expense increased $0.7 million to $9.2 million due to slightly higher personnel costs including pension and stock-based compensation expense, offset in part by lower accounting and administrative expenses. For the full year, corporate, general and administrative expense increased $7.2 million to $38.4 million due in part to $3.9 million of tender offer expenses. The remaining increase reflects higher payroll, pension and stock-based compensation expense, a portion of which is related to digital media initiatives. For the full year 2008, corporate expense is expected to be substantially unchanged at $38.3 million, reflecting continued investment in the growing digital media operation.

Equity in (income) loss of affiliates, net of tax: For the fourth quarter, equity in loss of affiliates, net of tax, was $1.0 million compared to income of $0.4 million in the prior period. For the full year, equity loss of affiliates was $2.6 million.  In both periods, our share of income in Internet Broadcasting was offset by our share of losses from Ripe Digital Entertainment.  For the full year 2008, the projected loss is $2 million.

Effective tax rate: For fourth quarter 2007, the effective tax rate was 36.1% compared to 38.7% in fourth quarter 2006.  For the full year, the effective tax rate was 36.2% compared to 37.3% in 2006.  For the full year 2008, the effective tax rate is expected to be 39.0%. As disclosed previously, the tax provision could vary significantly from quarter to quarter as we adjust tax positions when events occur, consistent with FIN 48.

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Capital Expenditures:  For the full year, we invested $55.8 million to transition to high definition news production in select markets, enhance our information technology infrastructure, rebuild our New Orleans television station, support our digital initiatives and for building construction in Baltimore and Kansas City. In 2008, capital expenditures are expected to decline $11.8 million to $44.0 million due to the substantial completion of certain building projects in 2007.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations owned by Hearst Corporation, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 ABC-affiliated stations, and manages an additional ABC station owned by Hearst Corporation, and is the largest ABC affiliate group.  The Company also owns 10 NBC affiliates, and is the second-largest NBC affiliate owner, and owns two CBS affiliates.  Also, Hearst-Argyle owns more than 30 Websites and currently multicasts 16 digital weather channels.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-); Hearst Corporation, Hearst-Argyle’s majority owner, is an investor in Fitch’s parent Company.   Hearst-Argyle’s corporate Web address is www.hearstargyle.com.

In December 2007 Hearst Corporation disclosed that its board of directors had authorized it to acquire up to an additional 8 million shares in open-market and privately negotiated transactions with the intent of achieving at least 80% ownership of Hearst-Argyle, allowing for tax consolidation and other benefits.  Pursuant to a Schedule 13-D Amendment filed February 7, 2008, as of February 5, 2008, Hearst had purchased approximately 1.6 million shares of the 8 million authorized, and owned approximately 75% of Hearst-Argyle’s total shares outstanding.

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FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from:

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Our ability to service and refinance our outstanding debt;

•                  Changes in advertising trends and our advertisers’ financial condition; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Condensed Consolidated Statements of Income

	Three Months Ended			Years Ended
	December 31,			December 31,
	2007(1)	2006(1)	2005(1)	2007(1)	2006(1)	2005(1)
	(In thousands, except per share data)			(In thousands, except per share data)

Total revenue (2)	$216,561	$234,428	$191,978	$755,738	$785,402	$706,883

Station operating expenses:
Salaries, benefits and other operating costs	104,904	103,587	91,089	409,977	397,604	364,421
Amortization of program rights	18,562	19,567	15,262	75,891	68,601	60,912
Depreciation and amortization	12,770	13,057	12,867	55,262	59,161	51,728
Impairment Loss	—	—	29,235	—	—	29,235
Corporate, general and administrative expenses	9,225	8,497	5,590	38,427	31,261	23,149
Operating income	71,100	89,720	37,935	176,181	228,775	177,438

Interest expense	15,176	17,161	17,727	63,023	66,103	66,777
Interest income	(734)	(1,248)	(1,228)	(2,043)	(6,229)	(3,402)
Interest expense, net - Capital Trust	2,438	2,438	2,438	9,750	9,750	9,750
Other expense	—	—	2,500	—	2,501	2,500

Income before income taxes	54,220	71,369	16,498	105,451	156,650	101,813

Income tax expense	19,551	27,602	7,165	38,207	58,410	3,012
Equity in loss (income) of affiliates, net (3)	1,024	(381)	(517)	2,588	(483)	(1,416)
Net income	33,645	44,148	9,850	64,656	98,723	100,217

Less preferred stock dividends	—	—	—	—	—	2
Income applicable to common stockholders	$33,645	$44,148	$9,850	$64,656	$98,723	$100,215

Income per common share-basic	$0.36	$0.48	$0.11	$0.69	$1.06	$1.08
Number of common shares used in the calculation	93,582	92,871	92,777	93,490	92,745	92,826

Income per common share-diluted	$0.35	$0.46	$0.11	$0.69	$1.06	$1.08
Number of common shares used in the calculation (4)	99,376	98,971	93,076	94,299	93,353	93,211

Dividends per common share declared	$0.07	$0.07	$0.07	$0.28	$0.28	$0.28

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$171,577	$160,809	$169,146	$629,835	$614,257	$629,837
Net digital media revenue	6,589	5,286	130	20,871	15,513	335
Net political revenue	18,691	49,550	6,902	32,054	88,040	12,393
Network compensation	2,054	2,942	4,815	9,312	9,810	19,087
Retransmission consent revenue	5,486	4,557	1,542	21,634	17,908	6,765
Other revenue	12,164	11,284	9,443	42,032	39,874	38,466
Common shares outstanding, net of treasury shares				93,848	93,189	92,652

Supplemental Non-GAAP Data (*) :
Adjusted EBITDA (A)	$83,870	$102,777	$80,037	$231,443	$287,936	$258,399
Free cash flow	$35,675	$23,951	$22,662	$79,942	$139,945	$95,454

(*)  See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

                                                See accompanying notes on the following pages.

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Condensed Consolidated Balance Sheets

	December 31, 2007	December 31, 2006
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$5,964	$18,610
Accounts receivable, net of allowance for doubtful accounts of $2,450 and $2,380 in 2007 and 2006, respectively	164,764	161,783
Program and barter rights	65,097	67,949
Deferred income tax asset	4,794	4,672
Other	5,698	5,671
Total current assets	$246,317	$258,685
Property, plant and equipment:
Land, building and improvements	$175,746	$157,255
Broadcasting equipment	414,775	390,379
Office furniture, equipment and other	52,502	46,534
Construction in progress	13,325	21,705
	656,348	615,873
Less accumulated depreciation	(350,377)	(320,779)
Property, plant and equipment, net	$305,971	$295,094
Intangible assets, net	2,513,340	2,520,040
Goodwill	816,728	816,724
Total intangible assets and goodwill, net	$3,330,068	$3,336,764
Other assets:
Deferred financing costs, net of accumulated amortization of $20,120 and $18,472 in 2007 and 2006, respectively	$8,000	$9,648
Investments	41,948	40,454
Program and barter rights, noncurrent	8,399	15,227
Pension and other assets	18,273	2,216
Total other assets	$76,620	$67,545
Total assets	$3,958,976	$3,958,088

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$90,016	$90,048
Accounts payable	15,103	18,208
Accrued liabilities	48,376	66,515
Program and barter rights payable	64,687	65,473
Payable to The Hearst Corporation, net	5,747	7,317
Other liabilities	6,482	2,693
Total current liabilities	$230,411	$250,254
Program and barter rights payable, noncurrent	15,587	22,411
Long-term debt	703,110	777,122
Note payable to Capital Trust	134,021	134,021
Deferred income tax liability	856,790	838,229
Pension and other liabilities	66,658	53,244
Total noncurrent liabilities	$1,776,166	$1,825,027
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 1,000,000 shares authorized	—	—
Series A common stock, par value $0.01 per share, 200,000,000 shares authorized at December 31, 2007 and 2006, and 57,273,075 and 56,343,894 shares issued and outstanding at December 31, 2007 and 2006, respectively	573	563
Series B common stock, par value $0.01 per share, 100,000,000 shares authorized at December 31, 2007 and 2006, and 41,298,648 shares issued and outstanding at December 31, 2007 and 2006	413	413
Additional paid-in capital	1,336,786	1,309,578
Retained earnings	743,264	716,146
Accumulated other comprehensive loss, net of tax benefit of $13,573 and $17,757 in 2007 and 2006, respectively	(12,580)	(33,109)
Treasury stock, at cost, 4,724,029 and 4,454,029 shares of Series A common stock at December 31, 2007 and 2006, respectively	(116,057)	(110,784)
Total stockholders’ equity	$1,952,399	$1,882,807
Total liabilities and stockholders’ equity	$3,958,976	$3,958,088

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Condensed Consolidated Statements of Cash Flows

	For the years ended December 31,
	2007	2006	2005(5)
	(In thousands)
Operating Activities
Net income	$64,656	$98,723	$100,217
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	48,562	52,817	45,724
Amortization of intangible assets	6,700	6,344	6,003
Amortization of deferred financing costs	1,648	1,742	2,424
Amortization of program rights	75,891	68,601	60,912
Impairment loss	—	—	29,235
Deferred income taxes	22,233	9,391	5,669
Equity in loss (income) of affiliates, net	2,588	(483)	(1,416)
Provision for doubtful accounts	2,482	916	888
Stock-based compensation expense	8,187	7,576	—
(Gain) / loss on disposal of fixed assets	4	(465)	(1,210)
(Gain) on Nextel Equipment Exchange	(2,293)	—	—
Distributions from affiliates	—	—	2,030
Other expense, net	—	2,501	—
Program payments	(73,565)	(67,817)	(64,104)
Changes in operating assets and liabilities:
Decrease (increase) in Accounts receivable	(6,463)	(7,728)	(7,392)
Decrease (increase) in Other assets	8,231	11,766	(4,130)
(Decrease) increase in Accounts payable and accrued liabilities	(22,124)	14,811	(7,617)
(Decrease) increase in Other liabilities	(993)	1,689	(38,503)
Net cash provided by operating activities	$135,744	$200,384	$128,730

Investing Activities
Purchases of property, plant and equipment, net	(55,802)	(60,439)	(33,276)
Cash proceeds from insurance recoveries	1,000	5,654	—
Investment in affiliates and other, net	(3,631)	(10,597)	(7,732)
Acquisitions	—	(217,511)	—
Net cash used in investing activities	$(58,433)	$(282,893)	$(41,008)

Financing Activities
Borrowings on credit facility	141,000	100,000	—
Payments on private placement	(90,000)	(90,000)	—
Dividends paid on preferred stock	—	—	(2)
Dividends paid on common stock	(26,206)	(25,954)	(25,997)
Series A Common Stock repurchases	(5,273)	(2,780)	(16,385)
Redemption of preferred stock	—	—	(11,251)
Payment or repurchase of senior notes	(125,000)	(10,000)	(15,000)
Principal payments on capital lease obligations	(12)	(48)	(184)
Proceeds from employee stock purchase plan and stock option exercises	15,534	9,836	8,954
Net cash used in financing activities	$(89,957)	$(18,946)	$(59,865)

Increase in cash and cash equivalents	$(12,646)	$(101,455)	$27,857
Cash and cash equivalents at beginning of period	$18,610	$120,065	$92,208
Cash and cash equivalents at end of period	$5,964	$18,610	$120,065

Non-cash investing and financing activities:
Accrued property, plant & equipment purchases	$2,410	$3,790	$2,563

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Notes to Consolidated Statements of Income

(1)  Results of operations for the three and twelve months ended December 31, 2007, 2006 and 2005 include (i) the results of our 25 television stations, which were owned for the entire period presented, and the management fees derived by the three television and two radio stations managed by us for the entire period presented; and (ii) the results of operations of WKCF-TV, after our acquisition of the station on August 31, 2006.

(2) Total revenue includes local & national, digital media and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Primarily represents the Company’s equity interests in the operating results of Internet Broadcasting, Ripe Digital Entertainment and other investments.

(4)   For the years ended December 31, 2007, 2006 and 2005, and the three months ended December 31, 2005, diluted shares do not include approximately 5.13 million shares of our Series A Common Stock underlying the 7.5% Series B Redeemable Convertible Preferred Securities because to do so would have been antidilutive.  For the three months ended December 31, 2007 and 2006, diluted shares include approximately 5.13 million shares of our Series A Common Stock underlying the Series B Redeemable Convertible Preferred Securities. When the securities related to the Capital Trust are dilutive, the interest, net of tax, related to the Capital Trust is added back to Income applicable to common stockholders for purposes of the diluted EPS calculation.

(5)  For comparability, certain immaterial amounts in 2005 have been reclassified in the condensed consolidated statements of cash flows to conform to the current year presentation.

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HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense; interest income, interest expense, net — Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations. Current year periods include stock based compensation expense.

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Interest expense, Interest income and Interest expense, net — Capital Trust. By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures. Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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Income tax expense. By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates. Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(CONTINUED)

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Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

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Impairment Loss. The impairment loss is a non-recurring, non-cash item resulting from the write down of intangibles and goodwill as part of our routine FAS 142 analysis. Excluding the impairment loss provides investors with more comparable information about our Company’s operating performance.

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Equity in loss (income) of affiliates, net. This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests. As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results. However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

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Other expense and special charges. These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next. By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next. Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended December 31,			Years Ended December 31,
	2007	2006	2005	2007	2006	2005
	(In thousands)			(In thousands)

Net income	$33,645	$44,148	$9,850	$64,656	$98,723	$100,215
Add: Income tax expense	19,551	27,602	7,165	38,207	58,410	3,012
Add: Equity in loss (income) of affiliates, net	1,024	(381)	(517)	2,588	(483)	(1,416)
Add: Interest expense, net - Capital Trust	2,438	2,438	2,438	9,750	9,750	9,750
Add: Interest expense	15,176	17,161	17,727	63,023	66,103	66,777
Add: Interest income	(734)	(1,248)	(1,228)	(2,043)	(6,229)	(3,402)
Add: Other expense	—	—	2,500	—	2,501	2,500
Operating income	71,100	89,720	37,935	176,181	228,775	177,436
Add: Depreciation and amortization	12,770	13,057	12,867	55,262	59,161	51,728
Add: Impairment loss	—	—	29,235	—	—	29,235
Adjusted EBITDA	$83,870	$102,777	$80,037	$231,443	$287,936	$258,399

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HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(CONTINUED)

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended December 31,			Years Ended December 31,
	2007	2006	2005	2007	2006	2005
	(In thousands)			(In thousands)

Net cash provided by operating activities	$49,012	$46,102	$31,232	$135,744	$200,384	$128,730
Less capital expenditures	13,337	22,151	8,570	55,802	60,439	33,276
Free cash flow	$35,675	$23,951	$22,662	$79,942	$139,945	$95,454

Contacts:

Harry Hawks

Executive Vice President & CFO

(212) 887-6823

hhawks@ hearst.com

Tom Campo

Investor Relations

(212) 887-6827

tcampo@hearst.com